Horizon Minerals Corp. OTCBB: HZNM

FOR IMMEDIATE RELEASE April 9, 2015

Las Vegas, Nevada, April 9, 2015 - Horizon Minerals Corp., (“Horizon” or the “Company”) (OTCBB: HZNM) is pleased to announced that they have entered into an agreement dated April 6, 2015 with the shareholder(s) of Boomchat Inc., a Nevada based mobile software application developer to acquire 100% of the issued and outstanding shares of Boomchat Inc. (“Boomchat”) in consideration of the issuance of 40,000,000 common shares of the Company and payment to Boomchat of $50,000 to complete development of the Boomchat mobile chat application (the “Development Payment”).  The Development Payment is non-refundable and payable by April 16, 2015.

Boomchat Inc. is a private Nevada corporation that is currently developing mobile technology solutions to benefit smartphone users worldwide.  Boomchat’s private image sharing and mobile instant messaging solution is based on a newly developed scripting engine that can be deployed on multiple platforms and is written for secured cloud servers.  The system will be available for download as an application that can be installed on majority of smartphones and will enable its users to share private media on demand and distribute it to controlled lists of recipients for pre-set time only.

Boomchat acquired the technology under a technology purchase agreement dated December 31, 2014.  Closing of the acquisition is subject to customary closing conditions, including delivery of Boomchat financial statements required for SEC filings.

Concurrent with closing of the acquisition and as a condition of closing, the Company’s CEO and principal shareholder, Robert Fedun, will surrender for cancellation 30,000,000 shares of the Company’s common stock held by him.

Upon closing the Company will change its name to Boomchat Inc. to reflect its new business.

For additional information on Boomchat please visit www.boomchat.me.

On behalf of the Board of Directors, Robert Fedun, President and CEO

Forward Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations.  They are not guarantees of future performance. Horizon cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond Horizon’s control. Such factors include, among other things: risks and uncertainties relating to Horizon’s business plan, Horizon’s ability to raise sufficient financing and Horizon’s limited operating history.  There is no assurance that the required Boomchat financial statements will be delivered or that the Agreement will close.  Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, Horizon undertakes no obligation to publicly update or revise forward-looking information. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Horizon files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

For further information about Horizon Minerals Corp. please contact Robert Fedun at 587-984-2321.